Exhibit A

(Albemarle County Original)

THIS INSTRUMENT IS EXEMPT FROM RECORDATION TAX PURSUANT TO

VIRGINIA CODE SECTION 58.1-809.

For the purpose of adding ADDITONAL SECURITY, this instrument supplements and amends that certain Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, which has been previously recorded in the Clerk’s Office, Circuit Court of Halifax County, Virginia; Clerk’s Office, Circuit Court of Orange County, Virginia; Clerk’s Office, Circuit Court of Louisa County, Virginia; Clerk’s Office, Circuit Court of Spotsylvania County, Virginia.

OLD DOMINION ELECTRIC COOPERATIVE,

GRANTOR,

TO

SUNTRUST BANK

(Successor by Merger to Crestar Bank),

TRUSTEE

FIFTEENTH SUPPLEMENTAL INDENTURE

Dated as of May 1, 2003

Supplemental to the Indenture of Mortgage and Deed of Trust

Dated as of May 1, 1992

A Mortgage of Both Real and Personal Property

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A PUBLIC UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

FIFTEENTH SUPPLEMENTAL INDENTURE

THIS FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of May 1, 2003 (the “Fifteenth Supplemental Indenture”), between OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative (the “Company”), whose mailing address and address of its chief executive office is Innsbrook Corporate Center, 4201 Dominion Boulevard, Glen Allen, Virginia 23060, and SUNTRUST BANK, a Georgia banking corporation and successor by merger to Crestar Bank, as trustee (the “Trustee”), having a corporate trust office at 919 East Main Street, 10th Floor, Corporate Trust Administration, Richmond, Virginia 23219.

WHEREAS, the Company has heretofore executed and delivered an Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992 (the “Original Indenture”), to secure, as provided therein, Bonds, to be issued in one or more series as provided in the Original Indenture, as supplemented, modified or amended (the Original Indenture as so supplemented, modified or amended and in effect from time to time, the “Indenture”); and

WHEREAS, the Original Indenture was recorded among the land records in the counties of Halifax, Louisa, Spotsylvania and Orange, Virginia, and a UCC Form 1 concerning the Original Indenture was recorded among the financing statement records at the Virginia State Corporation Commission and the Counties of Henrico, Halifax, Louisa, Spotsylvania and Orange, Virginia; and

WHEREAS, each previous supplemental indenture to the Original Indenture (certified copies of which are attached hereto) heretofore was recorded among the land records for the counties of Halifax, Louisa, Spotsylvania and Orange, Virginia and among the financing statement records at the Virginia State Corporation Commission and the Counties of Henrico, Halifax, Louisa, Spotsylvania and Orange, Virginia (other than the Thirteenth Supplemental Indenture and the Fourteenth Supplemental Indenture which was not recorded among the financing statement records of the County of Henrico), which are all of the recording offices (excluding the County of Henrico) in which this Fifteenth Supplemental Indenture will be recorded; and

WHEREAS, the Company desires to execute and deliver this Fifteenth Supplemental Indenture, in accordance with the provisions of the Indenture, for the purposes of further assuring, conveying, mortgaging and assigning unto the Trustee certain ADDITIONAL SECURITY and property acquired by the Company; and

WHEREAS, the Company, as authorized by the consent of the Board of Directors, proposes to supplement and amend the Indenture as provided herein in compliance with Section 13.02 thereof;

NOW, THEREFORE, THIS FIFTEENTH SUPPLEMENTAL INDENTURE WITNESSETH, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Bonds until the Release Date, to confirm the lien of the Indenture upon the Trust Estate mentioned therein including all property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture until the Release Date, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Outstanding Secured Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, in trust, all property, rights, privileges and franchises (other than Excepted Property) of the

Company of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, including, without limitation, all of those fee and leasehold interests in real property set forth in Article III or which may hereafter be constructed or acquired by it, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted by paragraphs (A) through (K) of “Excepted Property” in the Indenture to the extent contemplated thereby, and all property heretofore released or otherwise disposed of pursuant to the provisions of the Indenture.

PROVIDED, HOWEVER, that (i) if, upon the occurrence of an Event of Default, the Trustee, or any separate trustee or co-trustee appointed under Section 10.14 of the Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in paragraphs (A) through (G), inclusive, of “Excepted Property” in the Indenture then owned or thereafter acquired by the Company shall immediately, and, in the case of any Excepted Property described or referred to in paragraphs (H) through (J) inclusive, of “Excepted Property” in the Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and (ii) whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

The Company may, however, pursuant to Granting Clause Third of the Indenture, subject any Excepted Property to the lien of the Indenture, whereupon the same shall cease to be Excepted Property.

TO HAVE AND TO HOLD all said property, rights, privileges and franchises of every kind and description, real, personal or mixed, hereby and hereafter (by Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the appurtenances thereto appertaining unto the Trustee and its successors and assigns forever.

SUBJECT, HOWEVER, to (i) Permitted Encumbrances, (ii) to the extent permitted by Section 14.06 of the Indenture, as to property acquired since the date of execution of the Original Indenture, (a) any duly recorded or perfected prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company, and (b) purchase money mortgages created by the Company at the time of acquisition thereof, and (iii) defects of title to and encumbrances on property described in Article IV of the First Supplemental Indenture.

BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Bonds without any priority of any such Bond over any other such Bond and for the enforcement of the payment of such Bonds in accordance with their terms.

UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article Six of the Indenture, the Company shall be permitted to possess and use the Trust Estate, except cash, securities and other personal property deposited, or required to be deposited, with the Trustee and to explore for, mine, extract and dispose of coal, ore, gas, oil and other minerals, to harvest standing timber and to receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate.

AND IT IS HEREBY COVENANTED AND DECLARED that all the Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the further covenants, conditions and trusts set forth in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Bonds as follows:

ARTICLE I

PRINCIPAL AMOUNT PRESENTLY TO BE OUTSTANDING

Section 1.01. Principal Amount Presently To Be Outstanding. The total aggregate principal amount of Bonds of the Company issued and outstanding and presently to be issued and outstanding under the provisions of and secured by the Indenture will be SEVEN HUNDRED FIFTY SIX MILLION SIXTY-NINE THOUSAND SIX HUNDRED NINETY-SIX AND NO/100 DOLLARS ($756,069,696).

ARTICLE II

MISCELLANEOUS

Section 2.01. This Fifteenth Supplemental Indenture is executed and shall be construed as an indenture supplemental and amendatory to the Original Indenture, and shall form a part thereof, and the Indenture, as hereby supplemented, amended and modified, is hereby confirmed. All capitalized terms used in this Fifteenth Supplemental Indenture shall be taken to have the same meanings as in the Indenture, except in cases where the context clearly indicates otherwise.

Section 2.02. All recitals in this Fifteenth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 2.03. Whenever in this Fifteenth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles Ten and Twelve of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Fifteenth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 2.04. Nothing in this Fifteenth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Bonds, any right, remedy or claim under or by reason of this Fifteenth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Fourteenth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Bonds.

Section 2.05. This Fifteenth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

Section 2.06. Although this Fifteenth Supplemental Indenture is dated for convenience and for the purpose of reference as of May 1, 2002, the actual date or dates of execution by the Company and by the Trustee are as indicated by their respective acknowledgments hereto annexed.

Section 2.07. To the extent permitted by applicable law, this Fifteenth Supplemental Indenture shall be deemed to be a Security Agreement and Financing Statement whereby the Company grants to the Trustee, until the Release Date, a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code, as adopted or hereafter adopted in one or more of the states in which any part of the properties of the Company are situated. The mailing address of the Company, as debtor, is Innsbrook Corporate Center, 4201 Dominion Boulevard, Glen Allen, Virginia 23060, and the mailing address of the Trustee, as secured party, is SunTrust Bank, Attention: Corporate Trust Administration, 919 East Main Street, 10th Floor, Richmond, Virginia 23219.

ARTICLE III

SCHEDULE OF MORTGAGED PROPERTIES

Section 3.01 Legal Description of the Marsh Run Parcel.

Parcel One (the “King” tract)

ALL of that certain lot or parcel of land situate on State Route 782 (formerly 755) near Remington in Lee Magisterial District, Fauquier County, Virginia, containing 250.534 acres, more or less, as shown on plat of survey prepared by J. Horace Jarrett, C.L.S., dated December 9, 1976 and further described by Jarrett by metes and bounds description. A copy of said survey and metes and bounds description prepared by Jarrett are attached to a Deed recorded in Deed Book 397 at Page 443 among the Fauquier County, Virginia land records.

Parcel Two (the Von Brand tract)

ALL that certain tract or parcel of land located about 2 miles northeast of Remington Lee District, Fauquier County, Virginia, containing 28.80 acres and more particularly described by plat and survey of J. I. Covell attached to Deed recorded in Deed Book 248, page 613 in the Clerk’s Office, Circuit Court, Fauquier County, Virginia: Beginning at a point in the center of Rt. 755; corner with the Pheasant Valley Farm and the tract sold Haught; thence with Haught N 88-05 E 321.71’ to a fence corner at a gap; thence continuing with Haught, a fence line, S 71-49 E. 1113.3’, N 20-19 E 321.30’ to a oak at an angle, N 34-39 W 273.5’ to a walnut, N 39-42 E 108.8’ to a cedar at an angle, corner in the Haught line with remaining Wight property; thence a new line with Wight S 67-47 E 849.23’ to a point in the center of Marsh Run, corner with                 , thence running with the center of Marsh Run, line with                 , S 27-22 W 504.15’, S 24-34 E 332.47’, S 39-30 E 228.18’ to a point opposite a fence line; corner with the Pheasant Valley Farm; thence with that tract, the fence crooked but running in general with the line, S 77-08 W 434.39’, N 62-52 W 1827.19’, N 38-50 W 136.00’ to a corner with the REA lot; thence with that lot as fenced N 51-10 E 50.0’; N 38-50 W 100.0’, S 51-10 W 50.0’ to the Pheasant Valley line; thence with that line N 38-50 W 65.84’ to the beginning.

TOGETHER WITH that certain right of way across the strip described as follows:

BEGINNING at a point in the center of Rt. 755, the beginning point of the 28.80 acre tract described above; thence with the north line of the present Haught outlet N 73-03 E 105.33’, N 83-18 E 143.88’, S 64-46 E 86.11’ to a fence corner at a gap, a corner in the 28.80 acre tract; thence with that tract S 88-05 W 321.71’ to the beginning.

BEING the same real estate conveyed to Marsh Run Generation, LLC, a Virginia limited liability company, by deed from Theodor P. von Brand and Shirley M. von Brand, husband and wife, dated October 5, 2001, recorded October 19, 2001, in the Clerk’s Office, Circuit Court, Fauquier County, in Deed Book 0920, page 1415 and rerecorded August 7, 2002 in the aforesaid Clerk’s Office as Instrument Number 02-13836.

Parcel Three (the Leepson Easement)

The right granted to the Company for access over certain land owned by Marc Leepson and Janna Murphy Leepson (collectively, “Leepson”) located in Fauquier County, Virginia pursuant to the terms of the certain Easement Agreement dated February 14, 2003 between Leepson, as grantor and Marsh Run Generation, LLC (predecessor in interest of the Company) and the Company, as grantee, which is recorded in the Office of the Clerk of the Circuit Court for Fauquier County, Virginia in Book 1030, Page 310.

Parcel Four (the Virginia Power Easement)

The right granted to the Company for access over certain land owned by Virginia Electric and Power Company, trading as Dominion Virginia Power (“Virginia Power”) located in Fauquier County, Virginia pursuant to the terms of the certain Easement Agreement dated February 21, 2003 between Virginia Power, as grantor and Marsh Run Generation, LLC (predecessor in interest of the Company) and the Company, which is recorded in the Office of the Clerk of the Circuit Court for Fauquier County, Virginia in Book 1022, Page 1041.

Section 3.02 Legal Description of the Louisa Parcel.

All of those two (2) certain lots or parcels of land, one (1) lying and being partly in the Rivanna District of Albemarle County, Virginia and partly in the Green Springs District of Louisa County, Virginia, designated as Lot “A3”, containing 91.767 acres, more or less, and the other lying and being in the Green Springs District of Louisa County, Virginia, designated as Tract “B”, containing 30.875 acres, more or less, and both being more particularly shown on plat of survey prepared by James H. Bell, Jr., P.C., dated April 16, 1985, revised May 9, 1985, and entitled “Plat of Survey of Four Tracts of Land Containing a Total of 285.946 Acres Standing in the name of Liberty Fabrics of New York, Located in Albemarle and Louisa Counties, Virginia” of record in the Office of the Clerk of the Circuit Court of Albemarle County, Virginia, in Deed Book 846, page 543.

BEING the same property conveyed to Old Dominion Generation, L.L.C., a Virginia limited liability company, by Deed from Liberty Fabrics, Inc., a Delaware corporation, dated June 7, 2000, and recorded on June 9, 2000 in the Office of the Clerk of the Circuit Court for Louisa County, Virginia in Book 641, Page 570 and recorded on June 9, 2000 in the Office of the Clerk of the Circuit Court for Albemarle County, Virginia as Instrument 0007468.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed as of the day and year first above written.

Company: Innsbrook Corporate Center 4201 Dominion Boulevard Glen Allen, Virginia 23060	OLD DOMINION ELECTRIC COOPERATIVE
	By:	/s/ Jackson E. Reasor
	Name:	Jackson E. Reasor
	Title:	President and Chief Executive Officer

Trustee: 919 East Main Street, 10th Floor Corporate Trust Administration Richmond, Virginia 23219	SUNTRUST BANK, as Trustee
	By:	/s/ Jackie Shornak
	Name:	Jackie Shornak
	Title:	Assistant Vice President

ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA	)
)
CITY/COUNTY OF HENRICO	)

The foregoing instrument was acknowledged before me this 20th day of June, 2003, by Jackson E. Reasor, the President and Chief Executive Officer of Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative.

/s/ Maian G. Williams

Notary Public

My Commission expires: 5/31/06

ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA	)
)
CITY/COUNTY OF RICHMOND	)

The foregoing instrument was acknowledged before me this 23rd day of June 2003, by Jackie Shornak the Assistant Vice President of SunTrust Bank, a Georgia banking corporation, on behalf of the Bank.

/s/ Susan O. Clark

Notary Public

My Commission expires: 12/31/07

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